Exhibit 12.2

100 S. Fourth Street, Suite 1000, St. Louis, MO 63102 • (314) 889-8000

May 18, 2016

Royal Bancshares, Inc.

13171 Olive Boulevard

St. Louis, Missouri 63141

Royal Acquisition LLC

13171 Olive Boulevard

St. Louis, Missouri 63141

Frontenac Bancshares, Inc.

3330 Rider Trail Drive

Earth City, Missouri 63045

Re:	Agreement and Plan of Merger by and between Royal Bancshares, Inc., Royal Acquisition LLC, and Frontenac Bancshares, Inc.

To the Boards of Directors and the Managers:

We have acted as counsel to Royal Bancshares, Inc., a Missouri corporation (“Royal”) and Royal Acquisition LLC, a Missouri limited liability company wholly owned by Royal (“Acquisition”), in connection with the Merger, as defined and described in the Amended and Restated Agreement and Plan of Merger dated as of March 10, 2016 (the “Merger Agreement”) by and among Royal, Acquisition, and Frontenac Bancshares, Inc., a Missouri corporation and registered bank holding company under the Bank Holding Company Act of 1956 (“Frontenac”). As set forth in the Merger Agreement, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and intend for the Merger Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Unless otherwise indicated, each capitalized term has the meaning ascribed to it in the Merger Agreement. This opinion is being delivered in connection with the preparation of Proxy Statement/Offering Circular on Form 1-A that is being filed herewith (the “Offering Circular”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933. This opinion is delivered to you pursuant to Form 1-A. All capitalized terms which are defined in the Offering Circular shall have the same meanings when used herein, unless otherwise specified.

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) the Merger Agreement, (ii) the Offering Circular, (iii) Officer’s Certificates provided by an officer of Royal, Acquisition,

May 18, 2016

and Frontenac, and (iv) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, and (ii) the information set forth in the Offering Circular, Officer’s Certificates, and the statements concerning the Merger in the Merger Agreement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with, and if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

In rendering our opinion, we have considered the applicable provisions of (i) the Internal Revenue Code of 1986, as amended and as in effect on the date hereof (“Code”), and our interpretations of the Code, (ii) the applicable Treasury Regulations promulgated under the Code and as currently in effect (the “Regulations”), (iii) current administrative interpretations by the Internal Revenue Service of the Code and the Regulations as they apply to reorganizations, and (iv) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect) and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, in the opinion of Polsinelli PC, (i) the Merger as structured will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) the discussion contained in the Offering Circular under the heading “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material United States federal income tax consequences of the Merger.

The foregoing opinion reflects our best professional judgment as to the correct United States federal income tax consequences of the matters that it addresses. Our opinion is expressly conditioned on, among other things, the accuracy of all such facts, information, statements and representations as of the date hereof. Any material change in the law, authorities, or facts referred to, set forth, relied upon or assumed herein, or in the transaction documents could affect the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that would cause any statement, representation or assumption herein to be no longer true or correct.

May 18, 2016

Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Merger or any transaction related thereto or contemplated thereby. We hereby consent to the filing of this opinion as Exhibit 12.2 to the Offering Circular. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Polsinelli PC
Polsinelli PC